Exhibit 10.8

AMENDMENT NO. 2

TO

COMMON STOCK PURCHASE AGREEMENT

BETWEEN

Veea Inc.

AND

WHITE LION CAPITAL, LLC,

THIS AMENDMENT NO. 2 TO COMMON STOCK PURCHASE AGREEMENT (this “Amendment”), effective January 14, 2026 (the “Amendment Effective Date”), is by and between Veea Inc., a Delaware corporation (the “Company”), and White Lion Capital, LLC, a Nevada limited liability company (the “Investor”), and amends the Common Stock Purchase Agreement, dated December 2, 2024, as amended by Amendment No 1 thereto effective as of June 2, 2025 , by and between the Company and the Investor (the “Agreement”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

WHEREAS, the parties desire to amend the provisions of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Article I.

(a)  The definition of “Commitment Period” in Article I of the Agreement is hereby amended and restated in its entirety as follows as of the Amendment Effective Date:

“Commitment Period” shall mean the period commencing on the Execution Date and ending the earlier of (i) the date on which the Investor shall have purchased an aggregate number of Purchase Notice Shares pursuant to this Agreement with a value equal to the Commitment Amount, or (ii) June 30, 2027.

(b) Article I is further amended by adding the following defined term:

“Amendment Effective Date” means January 14, 2026.

2. Amendments to Article VI.

Section 6.4 of Article VI of the Agreement is hereby amended and restated in its entirety as follows as of the Amendment Effective Date:

Section 6.4 COMMITMENT SHARES. In consideration for the Investor’s execution and delivery of, and agreement to perform under this Agreement: (i) the Company shall cause the Transfer Agent to issue an amount of Common Stock equal to $25,000 divided by the average VWAP of the Common Stock 10 days prior to the Commitment Shares Determination Date to the Investor as a commitment fee (the “Initial Commitment Shares”); (ii) within 48 hours of the Amendment Effective Date, the Company shall cause the Transfer Agent to issue an amount of Common Stock equal to $25,000 divided by the average VWAP of the Common Stock 10 days prior to the Amendment Effective Date to the Investor as an amendment fee for Amendment No. 2 (the “Amendment Commitment Shares”), (iii) if the Company fails to raise an aggregate of at least $1,250,000 in gross proceeds of Purchase Notice Shares between the Execution Date and April 15, 2026 (the “Second Measure Date”), then within 48 hours of the Second Measure Date, the Company shall cause the Transfer Agent to issue an additional amount of Common Stock to the Investor equal to $50,000 divided by the average VWAP of the Common Stock 10 days prior on the Second Measure Date to the Investor as an additional commitment fee (the “Secondary Commitment Shares”); and (iv) if the Company fails to raise an aggregate of at least $1,500,000 in gross proceeds of Purchase Notice Shares between the Execution Date and June 30, 2026 (the “Third Measure Date”), then within 48 hours of the Third Measure Date, the Company shall cause the Transfer Agent to issue an additional amount of Common Stock to the Investor equal to $25,000 divided by the average VWAP of the Common Stock 10 days prior the Third Measure Date (the “Tertiary Commitment Shares”, and collectively, the Initial Commitment Shares, the Amendment Commitment Shares”, the Secondary Commitment Shares, and Tertiary Commitment Shares, are the “Commitment Shares”) to the Investor as an additional commitment fee. For the avoidance of doubt, all of the Commitment Shares shall be fully earned as of the Execution Date, and, except the conditions listed in Section 6.4, the issuance of the Commitment Shares is not contingent upon any other event or condition, including, without limitation, the Company’s submission of a Purchase Notice to the Investor or the filing of a Registration Statement, and irrespective of any termination of this Agreement. The Company shall include on the Registration Statement filed with the SEC, all Commitment Shares, provided that, in addition to all other remedies at law or in equity or otherwise under this Agreement, failure to timely do so will result in liquidated damages of $75,000, being immediately due and payable to the Investor at its election in the form of cash payment.

3. Amendments to Article X.

Section 10.5 of Article X of the Agreement is hereby amended and restated in its entirety as follows as of the Amendment Effective Date:

Section 10.5 TERMINATION. The Company may terminate this Agreement (i) at any time in the event of a material breach of the Agreement by the Investor, or (ii) at any time on or after June 30, 2026, subject to the terms of this Section 10.5. In addition, this Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period or (ii) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors. Additionally, following the six month anniversary of the Amendment Effective Date, the Company may terminate this Agreement effective upon three (3) business days’ prior written notice to the Investor; provided, however, the Company shall have issued all of the Commitment Shares to the Investor required to be paid pursuant to Section 6.4 of this Agreement and (ii) prior to issuing any press release, or making any public disclosure, with respect to any termination of this Agreement, the Company shall consult with the Investor and accept its reasonable comments on the form and substance of such press release or other disclosure. This Agreement may also be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

4. Representations and Warranties. Each of the Investor and the Company represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary entity action and that the officers executing this Amendment on its behalf were similarly authorized and empowered and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound.

5. Miscellaneous.

(a) Except as modified by this Amendment, the Agreement continues in full force and effect in accordance with its terms.

(b) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware as set forth in Section 10.1 of the Agreement and the dispute resolution provisions set forth in Section 10.16 of the Agreement.

(c) This Amendment may be executed in any number of counterparts and by electronic transmission (which shall bind the parties hereto), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

** signature page follows **

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officer as of the Amendment Effective Date.

VEEA INC.

By:	/s/ Janice K. Smith
Name:	Janice K. Smith
Title:	EVP & Chief Operating Officer

WHITE LION CAPITAL, LLC

By:	/s/ Nathan Yee
Name:	Nathan Yee
Title:	Managing Director

3